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     Ark Restaurants Announces Fourth Quarter and Full Year Results for 2003

CONTACT:
Robert Towers
(212) 206-8800
bob@arkrestaurants.com

NEW YORK, New York - December 18, 2003 - Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and full year ended September 27, 2003.

For the fourth quarter ended September 27, 2003, total revenues were $31.9 million versus $30.0 million in the fourth quarter of fiscal 2002. Pre-tax income was $2.3 million for the quarter ended September 27, 2003 versus pre-tax income of $1.3 million for last year's fourth quarter. Net income for the fourth quarter ended September 27, 2003 was $1.8 million, or $0.55 per fully diluted earnings per share, while net income for the fourth quarter of 2002 was $1.6 million, or $0.50 per fully diluted earning per share. Fourth quarter 2003 net income includes a tax provision of $515,000, or ($0.16) per fully diluted earnings per share, versus 2002 fourth quarter net income which included a tax benefit of $336,000, or $0.10 per fully diluted earnings per share. EBITDA for the fourth quarter ended September 27, 2003 was $3.3 million versus $2.7 million last year.

For the full fiscal year ended September 27, 2003, total revenues were $116.6 million versus $115.7 million for the year ended September 28, 2002. Net income for the year ended September 27, 2003 was $3.3 million compared to $4.2 million for the year ended September 28, 2002. Fully diluted earnings per share were $1.03 for fiscal 2003 compared with $1.32 in fiscal 2002. Finally, EBITDA for fiscal 2003 was $9.2 million versus $11.9 million in fiscal 2002.

As of September 27, 2003 borrowings on the Company's credit facility had been reduced to $6,975,000 versus $14,908,000 as of September 28, 2002.

On a Company wide basis same store sales increased 6.6% during the fourth quarter of 2003 compared with last year's fourth quarter. Las Vegas continued to perform strongly during the fourth quarter of 2003 where same store sales increased 14.5% over the comparable fourth quarter of 2002. Washington D.C. same store sales increased 0.2% while New York same store sales decreased 0.5% during the fourth quarter of 2003 compared to the fourth quarter of 2002.

Ark Restaurants owns and operates 24 restaurants, 12 fast food concepts, catering operations and wholesale and retail bakeries. Twelve restaurants are located in New York City; 8 in Las Vegas, Nevada; and four in Washington, DC. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the Resort's room service, banquet facilities, employee dining



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room and eight food court concepts; four restaurants and bars within the
Venetian Casino Resort as well as four food court concepts. The Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center and one restaurant at the Neonopolis Center at Fremont Street.



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Ark Restaurants Corp
Consolidated Income Statement
For the 13 weeks ended September 27, 2003 and September 28, 2002 and the 52 weeks ended September 27, 2003 and September 28, 2002
(in thousands except for per share amounts)

                                         52 weeks to   52 weeks to   13 weeks to   13 weeks to
                                          9/27/2003     9/28/2002     9/27/2003     9/28/2002
                                         -----------   -----------   -----------   -----------
REVENUES:
Food & beverage sales                     $  115,256    $  115,107    $   31,667    $   29,917
Other income                                   1,337           550           234            68
                                          ----------    ----------    ----------    ----------
   Total Revenues                            116,593       115,657        31,901        29,985

COSTS & EXPENSES:
Food & beverage cost of sales                 29,267        28,794         8,156         7,331
Payroll expenses                              38,583        37,412        10,175         9,551
Occupancy expenses                            18,200        17,306         4,757         4,454
Other operating costs and expenses            14,964        13,951         3,842         4,071
General & Administrative expenses              6,665         6,548         2,137         2,031
Depreciation and amortization expenses         4,286         5,172           992         1,261
Asset Impairment                                 667            --            --            --
                                          ----------    ----------    ----------    ----------
   Total costs and expenses                  112,632       109,183        30,059        28,699

Operating Income                               3,961         6,474         1,842         1,236

OTHER (INCOME) EXPENSE:
Interest expense                                 732         1,212            87           231
Interest income                                 (163)         (133)          (38)          (31)
Other income                                    (983)         (253)         (508)         (177)
                                          ----------    ----------    ----------    ----------
Total other (income) expense                    (414)          826          (459)          (37)
                                          ----------    ----------    ----------    ----------
Income before income taxes                     4,375         5,648         2,301         1,273
Provision (benefit) for income taxes           1,056         1,419           515          (336)
                                          ----------    ----------    ----------    ----------
NET INCOME                                $    3,319    $    4,229    $    1,786    $    1,609
                                          ==========    ==========    ==========    ==========

EBITDA Reconciliation
Pre Tax Earnings                          $    4,375    $    5,648    $    2,301    $    1,273
Depreciation                                   4,286         5,172           992         1,261
Interest                                         569         1,079            49           201
                                          ----------    ----------    ----------    ----------
EBITDA (a)                                $    9,230    $   11,899    $    3,342    $    2,735
                                          ==========    ==========    ==========    ==========

INCOME per share:
Income basic                              $     1.04    $     1.33    $     0.56    $     0.51
Income diluted                            $     1.03    $     1.32    $     0.55    $     0.50
Basic Shares                               3,181,299     3,181,299     3,181,299     3,181,299
Diluted Shares                             3,212,885     3,205,792     3,259,892     3,208,981

     (a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles
          (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.